Exhibit 99.1

Raser Technologies, Inc. Names Patrick Schwartz, Former Senior Executive

of Huntsman Chemical, as President

PROVO, Utah, June 28, 2006 – Raser Technologies, Inc. (NYSE Arca: RZ, “Raser”), an energy technology company that develops and licenses advanced electric motor, controller and related technologies, today announced that Mr. Patrick Schwartz has been named President.

“Mr. Schwartz’s accomplishments and leadership style will prove to be immediately beneficial to the commercialization efforts of Raser’s SymetronTM technologies,” said Brent M. Cook, Raser Chief Executive Officer.

Mr. Schwartz was an executive with Huntsman Corporation (NYSE: HUN) for more than 20 years where he was responsible for Hunstman’s global Styrenics business, with annual revenues in excess of $1 billion, a core product upon which Huntsman built one of the largest privately held chemical companies in the world . Mr. Schwartz was previously the Acting Managing Director of the Southeast Asian joint-venture for Huntsman where he led the strategic effort to dramatically improve cash flow. Prior to the Asian assignment, Mr. Schwartz was Managing Director in charge of Huntsman’s European operations. While in Europe, Schwartz led the turnaround and expansion of several existing business divisions, launched two joint ventures and acquired a major new business leading to a nearly tenfold increase in revenue over six years.

Raser’s Chairman of the Board, Kraig Higginson stated, “Patrick is an excellent addition to the Raser management team. His experience in managing early stage execution, driving sales in new emerging markets growing existing businesses and bringing new products successfully to market will be especially valuable in the next phase of Raser’s growth.”

Mr. Schwartz added, “I consider it a great privilege to be associated with the Raser Team. I am very impressed with the support of the board, the vision and leadership of Kraig Higginson and Brent Cook, and I look forward to applying my experiences to the commercialization efforts in building the Raser business.”

About Raser Technologies

Formed in 2003, Raser Technologies believes that its pending patents and proprietary intellectual property cover breakthrough technologies. Raser’s SymetronTM technologies more efficiently harness electrical energy in electric motor, controller, alternator and generator technologies. Application of SymetronTM generally requires simple changes to existing products, but yields significant increases in power, performance and efficiency without the use of exotic materials. Further information on Raser Technologies, Inc. may be found at: www.rasertech.com.

Forward Looking Statement

Statements made in this release that are not historical in nature and that refer to Raser’s plans and expectations for the future, are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “estimates,”

“anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends,” and similar expressions to identify such forward-looking statements. Our actual results may differ materially due to a variety of factors, including but not limited to the risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Raser as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.

Contact Information:

Raser Technologies, Inc.

Investor Relations

investorrelations@rasertech.com

or

Company Management

William Dwyer, 801-765-1200

or

Media Contact

Randy Blosil, 801-765-1200